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                                                                      EXHIBIT 1

FOR IMMEDIATE RELEASE


     Contact for Enron:                    Contact for Portland General:
            Media:       Carol Hensley         Media:       Carol Dillin
                         713-853-6498                       503-464-8536

            Investors:   Renita O'Connell      Investors:   Jo Smith
                         713-853-6021                       503-464-7120




           ENRON AND PORTLAND GENERAL ANNOUNCE PRO-COMPETITIVE MERGER

                TRANSACTION CREATES NATION'S LARGEST INTEGRATED
                      NATURAL GAS AND ELECTRICITY COMPANY

     Houston, TX and Portland, OR, July 22, 1996 -- Enron Corp. [NYSE: ENE] and Portland General Corporation [NYSE: PGN] today announced they have signed a definitive agreement to merge in a tax-free, stock-for-stock transaction resulting in a combined enterprise with an equity value of approximately $12.5 billion based upon Enron's closing stock price on Friday, July 19, 1996. Enron will issue approximately 51 million new common shares, valued at approximately $2.1 billion, to shareholders of Portland General in the transaction. Enron will consolidate Portland General's debt of approximately $1.1 billion and account for the transaction on a purchase accounting basis.

     The proposed transaction, which has been approved by both companies' boards of directors, would unite Enron, the largest marketer of natural gas in North America and the largest independent marketer of wholesale electricity in North America, with Portland General, one of the most successful, low-cost electric utilities in one of the country's fastest growing regions. With ownership of more than 5,900 megawatts of electric generating capacity worldwide and more than 37,000 miles of natural gas pipeline, the combined company will be well-positioned to provide integrated energy solutions for wholesale and retail natural gas and electricity customers in North America and internationally.

     Under the terms of the proposed merger, Portland General shareholders will be entitled to receive one share of Enron common stock for each share of Portland General common stock held by them. The agreement may be terminated by Enron if the average of the closing prices of Enron common stock during the 20 consecutive trading day period ending five trading days prior to the date of the shareholder meetings is more than $47.25 per share, and may be terminated by Portland General if the average of the closing prices of Enron common stock during such period is less than $36.25 per share. The agreement provides for termination fees payable to each party under certain other circumstances.
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     "This proposed merger with Portland General represents an outstanding opportunity for us to create the leading energy company of the future in the North American energy markets," said Kenneth L. Lay, chairman and chief executive officer of Enron. "By combining the natural gas and electricity marketing and risk management expertise of Enron with the wholesale and retail electricity expertise of Portland General, along with its related assets and skilled employees, we are uniquely positioned to be the leader in the increasingly competitive natural gas and electricity marketplace. This strategic merger is expected to be accretive to Enron's earnings per share beginning in the first year after completion of the merger, and is thus consistent with our long-term compound annual earnings growth target of at least 15 percent.

     "Portland General and Enron together will continue their strong traditions of active community involvement and support for a healthy environment," Lay continued. "Ken Harrison, upon completion of the transaction, will continue in his current role as chairman and CEO of Portland General and further strengthen Enron's senior management team by assuming the additional responsibilities of vice chairman of the combined company."

     "This is a win-win transaction for Portland General's shareholders, customers and employees," said Ken L. Harrison, chairman and chief executive officer of Portland General. "Our shareholders will have the opportunity to participate in the continued earnings growth of one of the largest and most successful integrated energy companies in the world. Enron has demonstrated a superior track record of stock price appreciation and sustained dividend growth. Under a proposal to be filed with the Oregon Public Utility Commission
(OPUC), which will continue to have regulatory jurisdiction over Portland General, our customers will receive significant benefits from new and revised pricing options. The Commission's approval of the application to be filed relating to the merger of Enron and Portland General may accelerate the timing of those benefits. We have also committed to price stability for Portland General customers through 1998."

     Harrison continued, "The senior management team of Portland General will remain in place and Portland General will continue to be headquartered in Portland. Portland General will provide three board members for Enron's board of directors. Combining our complementary skill sets and experience in different sectors of the energy industry will enhance our success in the converging natural gas and electricity market of the future. I want to emphasize that this merger is about positioning our companies for competition in an open market, not cost cutting. As a result of this merger, our employees will have greater career opportunities both in North America and internationally. All union contracts will be honored. We are excited about joining forces with a partner recognized for its innovation in energy products and services worldwide."

     "The deregulation of the electricity market in North America represents one of the most significant industry restructurings ever," said Lay. "Just as coal was the primary energy source of the 19th Century, and oil was the primary fuel of the 20th Century, we believe natural gas and electricity will converge as the primary sources of energy in North America and many other markets around the world for the 21st Century."

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     Lay continued, "Ten years ago, Enron successfully embarked on a new strategy to compete in the newly deregulating natural gas market in North America. Customer choice and competition in natural gas, at the wholesale level and more recently at the retail level, have been a great success for consumers and the American economy. By applying the experience gained in the natural gas market, Enron has become, in a very short period of time, the largest independent marketer of wholesale electricity in North America. As the move toward deregulation in the retail sector proliferates, Enron is poised to participate as a leader in the evolution toward a converged gas and electricity market, with more product choices and competitive prices for all customers, large and small, both wholesale and retail."

     The two chairmen outlined several strategic reasons why the combination supports Enron's vision of becoming the world's leading energy company:

     First, at the wholesale marketing, trading and supply level, we intend to be the provider of choice in energy products, principally natural gas and electricity. By combining Enron's collective marketing and risk management expertise with Portland General's physical delivery capabilities and asset operation experience, we will be able to strengthen our presence in the wholesale and retail markets.

     Second, at the retail level, our vision encompasses being the leading national brand-name total energy provider. By combining our respective retail marketing expertise in natural gas, electricity and energy management, we will be able to provide a full range of energy products and specialty services to commercial, industrial and individual customers. Building on Portland General's extensive experience in automated metering, billing, auditing and other end-user customer service functions, we will be able to offer reliable, low-cost energy and energy management services to customers nationwide. In addition, Portland General has developed several non-regulated service and infrastructure investments which we believe have significant growth potential.

     Third, we expect to be the most innovative and efficient manager of electric generation, transmission and distribution assets in the rapidly changing new marketplace. By leveraging the operating and engineering expertise of Portland General with Enron's worldwide asset base and experience, we will be able to expand domestic and international activities across multiple fuel lines including gas, oil, coal, hydro and renewables.

     Both Enron and Portland General are recognized leaders and innovators in the energy marketplace. By combining their resources, the merged company will be solidly positioned to provide customized, reliable and low-cost products and services to customers, to provide a challenging and rewarding work environment for employees, and to continue to generate attractive returns for shareholders.

     The merger is conditioned, among other things, upon the approvals of each company's shareholders and the completion of regulatory procedures at the Oregon Public Utility Commission (OPUC) and the Federal Energy Regulatory Commission (FERC). The companies are hopeful that the regulatory procedures can be completed in less than 12 months.

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     Smith Barney Inc. is serving as financial advisor and provided a financial opinion to Enron. Goldman, Sachs & Co. is serving as financial advisor and provided a fairness opinion to Portland General.

     Portland General Corporation is an electric utility holding company. PGE serves more than 657,000 retail electricity customers in northwest Oregon, as well as wholesale electricity customers throughout the western United States.

     Enron Corp., one of the world's largest integrated natural gas companies with approximately $13 billion in assets, operates the second largest natural gas transmission system in the world; is the largest purchaser and marketer of natural gas and the largest non-regulated marketer of electricity in North America; produces and markets natural gas liquids worldwide; owns 59 percent of Enron Oil & Gas Company, one of the largest independent (non-integrated) exploration and production companies in the United States; owns 59 percent of Enron Global Power & Pipelines L.L.C., which is owner and manager of operating power plants and natural gas pipelines around the world; and is one of the largest independent developers and producers of electricity in the world.

This press release includes forward looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Enron believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include political developments in foreign countries, the pace of deregulation of retail natural gas and electricity markets in the United States, federal and state regulatory developments, the timing and extent of changes in commodity prices for oil, gas, electricity and interest rates, the extent of success in acquiring oil and gas properties and in discovering, developing and producing reserves, the timing and success of efforts to develop international power, pipeline and other infrastructure projects and conditions of the capital markets and equity markets during the periods covered by the forward looking statements.

                                   #   #   #


     There will be a press teleconference, with a question-and-answer period, today, July 22, 1996, at 8:00 AM PDT (10:00 AM CDT). To access the call, please call (800) 553-0326 fifteen minutes prior to the call, and ask to be connected to the Enron/Portland General teleconference. International callers are asked to call (303) 446-0284.

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